Exhibit 99.1

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

BALLY TOTAL FITNESS ANNOUNCES NOTEHOLDER ACCEPTANCE OF PREPACKAGED PLAN OF REORGANIZATION
•	Holders of More than 99% of Senior Notes and 99% of Senior Subordinated Notes that Cast Ballots Voted in Favor of the Plan

•	99% of the Senior Noteholders and 78% of the Senior Subordinated Noteholders that Cast Ballots Voted in Favor of the Plan

•	As Previously Disclosed, the Company Intends to Promptly File Prepackaged Bankruptcy Case

•	Club Operations Continue and Memberships Remain Unaffected
CHICAGO, July 27, 2007 — Bally Total Fitness (OTC: BFTH.PK), announced today that it has received the requisite votes in favor of the previously announced chapter 11 Plan of Reorganization (the “Plan”) and as previously disclosed will proceed to promptly implement the Plan by filing a voluntary petition for a “prepackaged” reorganization under chapter 11 of the U.S. Bankruptcy Code. More than 99% of the holders of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and 78% of the holders of its 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) who cast ballots prior to expiration of the solicitation period at 4:00 p.m. ET today voted in favor of the Plan. The votes in favor of the Plan represent 99% of the outstanding principal amount of the Senior Notes and 99% of the outstanding principal amount of Senior Subordinated Notes held by noteholders who cast ballots.
As previously disclosed, the Plan will reduce the principal outstanding on the Senior Subordinated Notes by $150 million, reduce cash interest expense by as much as $30 million per year and provide the Company with $90 million in capital through issuance of New Senior Subordinated Notes.
The Company has been unable to reach agreement on an alternative restructuring proposal put forth by certain shareholders and has determined that the prompt filing of the Plan in bankruptcy court is appropriate. The Company has informed these shareholders that it is prepared to continue discussions on their proposal.
The Company will continue normal club operations and member services throughout the pendency of the bankruptcy case.

About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the effect of any third party proposals for competing plans of reorganization, whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative.
CONTACT: Matt Messinger of Bally Total Fitness, 773-864-6850